UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

                 Information to be Included in Statements Filed
                     Pursuant to Rule 13d-1(b), (c) and (d) and
                 Amendments Thereto Filed Pursuant to Rule 13d-2

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*



                      TRANS WORLD ENTERTAINMENT CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89336Q100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                            Glenn J. Cocchiola, Esq.
                           Cocchiola & Garelick, P.C.
                               1128 Route 31 North
                                 Echo Hill Plaza
                                Lebanon, NJ 08833
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                authorized to Receive Notices and Communications)


                                  March 7, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [x] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


   CUSIP No.  89336Q100                                        Page 2 of 7 Pages

--------------------------------------------------------------------------------
1.       Name of Reporting Persons

         I.R.S. Identification Nos. of above person (entities only)

         Intermarket Corp.

2        Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)      [x]
         (b)      [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

         NY

                      5      Sole Voting Power
     Number of

       Shares

    Beneficially      6      Shared Voting Power

      Owned by
                             2,444,231
        Each
                      7      Sole Dispositive Power
     Reporting

       Person

        With          8      Shared Dispositive Power

                             2,444,231

9        Aggregate Amount Beneficially Owned by Each Reporting Person

         2,444,231

10       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)                                                  [ ]

11       Percent of Class Represented by Amount in Row (9)

         4.6%

12       Type of Reporting Person (See Instructions)

         CO

                                  SCHEDULE 13G


   CUSIP No.  89336Q100                                        Page 3 of 7 Pages

--------------------------------------------------------------------------------
1.       Name of Reporting Persons

         I.R.S. Identification Nos. of above person (entities only)

         Fernwood Associates, L.P.

2        Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)      [x]
         (b)      [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

         DE

                      5      Sole Voting Power
     Number of

       Shares

    Beneficially      6      Shared Voting Power

      Owned by
                             972,144
        Each
                      7      Sole Dispositive Power
     Reporting

       Person

        With          8      Shared Dispositive Power

                             972,144

9        Aggregate Amount Beneficially Owned by Each Reporting Person

         972,144

10       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)                                                  [ ]

11       Percent of Class Represented by Amount in Row (9)

         1.8%

12       Type of Reporting Person (See Instructions)

         PN

                                  SCHEDULE 13G


   CUSIP No.  89336Q100                                        Page 4 of 7 Pages

--------------------------------------------------------------------------------
1.       Name of Reporting Persons

         I.R.S. Identification Nos. of above person (entities only)

         Fernwood Restructurings, Ltd.

2        Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)      [x]
         (b)      [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

         British Virgin Islands

                      5      Sole Voting Power
     Number of

       Shares

    Beneficially      6      Shared Voting Power

      Owned by
                             1,401,407
        Each
                      7      Sole Dispositive Power
     Reporting

       Person

        With          8      Shared Dispositive Power

                             1,401,407

9        Aggregate Amount Beneficially Owned by Each Reporting Person

         1,401,407

10       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)                                                 [  ]


11       Percent of Class Represented by Amount in Row (9)

         2.6%

12       Type of Reporting Person (See Instructions)

         CO

                                  SCHEDULE 13G

   CUSIP No.  89336Q100                                        Page 5 of 7 Pages

--------------------------------------------------------------------------------

1.       Name of Reporting Persons

         I.R.S. Identification Nos. of above person (entities only)

         Fernwood Foundation Fund, L.P.

2        Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)      [x]
         (b)      [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

         DE

                      5      Sole Voting Power
     Number of

       Shares

    Beneficially      6      Shared Voting Power

      Owned by
                               70,680
        Each
                      7      Sole Dispositive Power
     Reporting

       Person

        With          8      Shared Dispositive Power

                               70,680

9        Aggregate Amount Beneficially Owned by Each Reporting Person

         70,680

10       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)                                                  [ ]

11       Percent of Class Represented by Amount in Row (9)

         .13%

12       Type of Reporting Person (See Instructions)

         PN

CUSIP No.  89336Q100                                           Page 6 of 7 Pages

Item 1(a)  Name of Issuer.

           Trans World Entertainment Corporation

Item 1(b)  Address of Issuer's Principal Executive Offices:

           38 Corporate Circle, Albany, New York, 12203

Item 2(a)  Name of Person Filing:

           Intermarket Corp. ("Intermarket"), Fernwood Associates, L.P. ("Associates"), Fernwood Restructurings, Limited ("Restructurings"), and Fernwood Foundation Fund, L.P. (the "Fund"). Intermarket, Associates, Restructurings and the Fund are collectively referred to herein as the "Reporting Persons".

Item 2(b)  Address of Principal Business Office or, if none, Residence:

           Intermarket: 667 Madison Avenue, New York, New York 10021

           Associates: 667 Madison Avenue, New York, New York 10021

           Restructurings: Palm Chambers, P.O. Box 119, Road Town, Tortola, British Virgin Islands

           Fund: 667 Madison Avenue, New York, New York 10021

Item 2(c): Citizenship

           Intermarket: New York corporation

           Associates: Delaware limited partnership

           Restructurings: British Virgin Islands company

           Fund: Delaware limited partnership

Item 2(d): Title of Class of Securities:

           Common Stock, par value $.01 per share

Item 2(e): CUSIP Number

           89336Q100.

Item  3.  If  this  statement  is  filed   pursuant  to   ss.ss.240.13d-1(b) or
          240.13d-2(b) or (c), check whether the person filing is a:

               (a) [] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

               (b) [] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

               (c) [] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

               (d) [] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e) []    An    investment    adviser    in    accordance    with
                         ss.240.13d-1(b)(1)(ii)(E);

               (f) []    An  employee   benefit  plan  or   endowment   fund  in
                         accordance withss.240.13d-1(b)(1)(ii)(F);

               (g) []    A  parent   holding   company  or  control   person  in
                         accordance withss.240. 13d-1(b)(1)(ii)(G);

               (h) [] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i) [] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

               (j) []     Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

               Not Applicable

CUSIP No.  89336Q100                                           Page 7 of 7 Pages

Item 4.  Ownership

         (a)  Amount beneficially owned: 2,444,231 shares of Common Stock

         (b)  Percent of class: 4.6%

         (c)  Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote: 0

              (ii)  Shared power to vote or to direct the vote 2,444,231 shares.

              (iii) Sole power to dispose or to direct the disposition of: 0

              (iv) Shared power to dispose or to direct the disposition of 2,444,231 shares.


Item 5.  Ownership of Five Percent or Less of a  Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         See Attachment A

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       INTERMARKET CORP.


                                       By:/s/ David B. Forer
                                          --------------------------------
                                             (Signature)

                                              David B. Forer, Managing Director
                                          --------------------------------
                                             (Name/Title)


                                       FERNWOOD ASSOCIATES, L.P.


                                       By:/s/ David B. Forer
                                          --------------------------------
                                             (Signature)

                                              David B. Forer, General Partner
                                          --------------------------------
                                             (Name/Title)


                                       FERNWOOD RESTRUCTURINGS, LIMITED


                                       By:/s/ David B. Forer
                                          --------------------------------
                                             (Signature)

                                              David B. Forer, Director
                                          --------------------------------
                                             (Name/Title)


                                       FERNWOOD FOUNDATION FUND, L.P.


                                       By:/s/ David B. Forer
                                          --------------------------------
                                             (Signature)

                                          David B. Forer, General Partner
                                         ---------------------------------
                                             (Name/Title)


Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                  Attachment A

Intermarket Corporation

Lionel Goldfrank III (1)        President
Ian R. MacKenzie (1)            Vice President
Thomas P. Borger (1)            Vice President
David B. Forer (1)              Vice President


Fernwood Associates, L.P.
Fernwood Foundation Fund, L.P.
------------------------------

Lionel Goldfrank III (1)(2)
Ian R. MacKenzie (1)(2)
Thomas P. Borger (1)(2)
David B. Forer (1)(2)

Fernwood Restructurings, Ltd.
-----------------------------
Ian R. MacKenzie (1)(2)
David B. Forer (1)(2)
Lionel Goldfrank III (1)(2)

Ian D. Fair (Bahamian Citizen)
Chairman of MeesPierson (Bahamas) Limited
(Administrator of Fernwood Restructurings)
404 E. Bay St.
Windermere House, P.O. Box SS 5539
Nassau, Bahamas

Jacques Bouteiller (French Citizen)
Retired
1 rue de L'Aigle
Compienge, France

Steven Carey (Bahamian Citizen)
Deputy General Manager of MeesPierson (Bahamas) Limited and Manager of Trust 404 E. Bay St.
Windermere House, P.O. Box SS 5539
Nassau, Bahamas

Joan L. Thompson (Bahamian Citizen)
Manager Corporate Secretarial of MeesPierson
404 E. Bay Street
Windermere House, P.O. Box SS 5539
Nassau, Bahamas

(1) Messrs. Goldfrank, MacKenzie, Borger and Forer each has as his business address, the address of Intermarket Corporation. Each of them is a U.S. citizen.

(2) Messrs. Goldfrank, MacKenzie, Borger and Forer each has as his principal occupation or employment, the position with Intermarket Corporation listed above.